Exhibit 10.3

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

LICENSE AGREEMENT

BETWEEN

ACHILLION PHARMACEUTICALS, INC.

AND

EMORY UNIVERSITY

EFFECTIVE AS OF JULY 19, 2002

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made by and between Emory University, a Georgia non-profit corporation, with offices located at 1380 South Oxford Road, N.E., Atlanta, GA 30322 (“Emory”), and Achillion Pharmaceuticals, Inc., a Delaware corporation, with its principal offices at 300 George Street, New Haven, CT 06511 (“Achillion”). The Agreement is effective as of July 19, 2002 (the “Effective Date”).

BACKGROUND

A. Emory owns certain intellectual property developed by Drs. Raymond F. Schinazi and Dennis C. Liotta at Emory relating to the treatment of Human Immunodeficiency Virus (“HIV”) and Hepatitis B Virus (“HBV”), as described more fully in the Attachment;

B. Emory owns the United States letters patents and/or applications including foreign counterparts listed in the Attachment to this Agreement relating to the intellectual property as described above;

C. Achillion desires to obtain the exclusive right and license to use and exploit the intellectual property described in the Attachment and further defined below; and

D. Emory has determined that the exploitation of this intellectual property is in the best interest of Emory and is consistent with its educational and research missions and goals.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Affiliate” means any legal entity directly or indirectly controlling, controlled by or under common control with a Party, and in the case of Achillion that has also executed (a) this Agreement or (b) a written joinder agreement, in a form satisfactory to Emory, agreeing to be bound by all of the terms and conditions of this Agreement as if such Affiliate were an original Party to this Agreement. For purposes of this Agreement, “controlling,” “controlled by,” and “under common control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, or the right to receive more than fifty percent (50%) of the profits or earnings of a legal entity, or the right to control the management policy decisions of a legal entity.

1.2 “Agreement” shall have the meaning given in the first paragraph hereof.

1.3 “Calendar Quarter” means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

1.4 “Confidential Information” means all know-how or other information, including, without limitation, proprietary information and materials (whether or not patentable) regarding a Party’s technology, products, business information or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret or other information is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing to the contrary, (a) all Emory Subject Technology shall constitute Confidential Information of Emory, and (b) materials, know-how or other information which is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of a Party (i) if the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document or documents describing the materials, know-how or other information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made, or (ii) such information is of the type that is customarily considered to be confidential information by persons engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement.

1.5 “Emory Subject Technology” shall mean all technology, trade secrets, know-how, methods of treatment, documents, materials, tests, all improvements thereto, and all proprietary information pertaining to the compound b-L-FD4C (2’,3’-dideoxy-2’,3’-didehydro-b-L-5-fluorocytidine) or any 5’- or N4 derivatives or prodrugs thereof, in each case either (a) owned or controlled by Emory as of the Effective Date or (b) owned or controlled by Emory and covered by any patent or patent application described in the immediately following sentence, other than the combination of b-L-FD4C with (i) FTC (2-hydroxymethyl-5-(5-fluorocytosin-1-y1)-1,3-oxathiolane) or (ii) 3TC (2-hydroxymethyl-5-(cytosine-1-y1)-l,3-oxathiolane) or (iii) other compounds on which Emory holds composition of matter patent rights (each such other compound an “Emory Compound”). Emory Subject Technology shall specifically include claims to the extent they relate to b-L-FD4C in U.S. Patent No. 5,703,058, which issued on December 30, 1997, entitled “Compositions Containing 5-Fluoro-2’,3’-didehydro-2’,3’-dideoxycytidine or a Mono-, Di-, or Triphosphate thereof and a Second Antiviral Agent” together with all claims to the extent they relate to b-L-FD4C in patent applications and patents claiming priority from U.S. Patent No. 5,703,058 owned or controlled by Emory whether in the U.S. or any other country and all substitutions, divisions, continuations, continuations-in-part, renewals, reissues, reexaminations and extensions on such patent applications and patents, whether owned or controlled by Emory as of the Effective Date or thereafter. A list of Emory’s U.S. and foreign patent applications and patents claiming Emory Subject Technology (“Licensed Patents”) as of the Effective Date is provided in the Attachment. Any patent application or patent claiming Emory Subject Technology that is owned or controlled by Emory as of the

Effective Date and is, through inadvertence or otherwise, not listed in the Attachment shall nonetheless be deemed to be included in such Attachment. For avoidance of doubt, it is hereby confirmed that no license, right or immunity is granted by Emory to make, import, use, sell or offer to sell b-D-D4FC (b-D-2’,3’-dideoxy-2’,3’-didehydro-5-fluorocytidine) or any 5’- or N4 derivatives or prodrugs thereof owned or controlled by Emory or to make, import, use, sell or offer to sell b-L-FD4C in physical combination with any Emory Compound, wherein physical combination means a pharmaceutical product in any dosage form that contains b-L-FD4C and an Emory Compound.

1.6 “Field” means all human prophylactic and therapeutic applications with respect to HIV and HBV.

1.7 “FDA” means (a) the United States Food and Drug Administration or any successor agency thereto, and (b) except where otherwise specifically provided in this Agreement, any foreign agency or commission performing comparable functions.

1.8 “License” shall mean the license granted by Emory to Achillion pursuant to Section 2.1.

1.9 “Licensed Product(s)” means a product containing b-VL-FD4C that is developed, made, used, marketed, imported, Sold, or offered for Sale by Achillion, its Affiliates or any Sublicensees in any country of the Territory where Emory owns or controls at least one Valid Claim covering Emory Subject Technology.

1.10 “NDA” means (a) a New Drug Application filed with the U.S. FDA or any successor application or procedure and (b) except where otherwise specifically provided in this Agreement, any foreign equivalent of a U.S. NDA.

1.11 “Net Sales” means with respect to a Licensed Product, the gross amounts received by Achillion and its Affiliates (or, for purposes of Section 3.7 only, by a Sublicensee that is not an Affiliate) for the Sale of the Licensed Product to unrelated third party purchasers, less the following deductions to the extent actually paid or allowed:

1.11.1	Repayments, allowances or credits actually given to such third parties for returned or defective Licensed Products;

1.11.2	Freight, transportation, delivery, taxes and insurance costs incurred in transporting such Licensed Products to such third parties if separately itemized on the invoice paid by the third party;

1.11.3	Quantity and other trade discounts actually allowed and taken in connection with the Licensed Products;

1.11.4	Rebates or chargebacks attributable to the Licensed Products;

1.11.5	Sales, value-added, use and other direct taxes (other than income) to the extent separately stated on purchase orders, invoices or other documents of sale; and

1.11.6	Customs and tariff duties and surcharges and other governmental charges incurred in connection with the exportation or importation of the Licensed Products.

The term “Net Sales” in the case of non-cash Sales (i.e., in-kind dispositions of Licensed Products for consideration other than a selling price stated in cash) shall mean all in-kind consideration received by Achillion or any Affiliate (or, for purposes of Section 3.7, its Sublicensees that are not Affiliates) for the Licensed Products.

In addition, the calculation of “Net Sales” as provided above shall be adjusted as provided in Section 3.4.4.

1.12 “Party” means Achillion or Emory; “Parties” means Achillion and Emory. As used in this Agreement, references to “third parties” do not include a Party or its Affiliates.

1.13 “Sale,” “Sell” or “Sold” means the sale, lease, transfer, exchange, or other disposition of Licensed Products by Achillion, its Affiliates or Sublicensees. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; (b) delivery of Licensed Products to the purchaser or a common carrier; (c) if deemed Sold by use, when first put to such use; or (d) if otherwise transferred, exchanged, or disposed of when such transfer, exchange, or other disposition occurs. For avoidance of doubt, transfer of Licensed Product by Achillion, its Affiliates or Sublicensees to a third party for the purpose of conducting a clinical trial or for compassionate, humanitarian or similar use for which Achillion, its Affiliates or Sublicensees do not receive payment in excess of the manufacturing and distribution cost for such transfer is not a Sale.

1.14 “Sublicense” shall have the meaning given in Section 2.3.

1.15 “Sublicensee” shall have the meaning given in Section 2.3.

1.16 “Territory” means the entire world.

1.17 “Valid Claim” means a claim included in the Emory Subject Technology (a) of any issued, unexpired United States or foreign patent, which shall not have been donated to the public, disclaimed, nor held invalid or unenforceable against the other Party by a court of competent jurisdiction in an unappealed or unappealable decision, or (b) of any United States or foreign patent application, which shall not have been cancelled, withdrawn, abandoned nor been pending for more than seven (7) years.

ARTICLE 2

LICENSE GRANT

2.1 License Grant. Subject to the terms and conditions of this Agreement, Emory hereby grants to Achillion an exclusive, royalty-bearing, worldwide, right and license under the Emory Subject Technology to develop, make, have made, use, market, import, have imported, Sell, offer for Sale and have Sold any and all Licensed Products in the field and in the Territory during the Term of the Agreement. Emory grants to Achillion only the qualified right to grant sublicenses as more fully described in Section 2.3. No other rights or licenses are granted.

2.2 Retained Rights. The License is exclusive, except that Emory retains, on behalf of itself and any academic research collaborators, the right and license to, and may permit other nonprofit organizations to, make and use Licensed Products and practice Emory Subject Technology for educational and research purposes only, it being understood that the provisions of this Section 2.2 do not imply, and Achillion does not grant, any right or license to use or practice any technology that is proprietary to Achillion or third parties.

2.3 Sublicense Rights. Achillion shall have the right to enter into sublicenses (each a “Sublicense”) relating to the license granted in Section 2.1 with third parties (each a “Sublicensee”) with which Achillion has agreed to develop and/or commercialize Licensed Products, provided however, that for each Sublicense grant (a) to a Sublicensee having a market capitalization of greater than [**] dollars ($[**]), Achillion shall give prompt written notice to Emory, and (b) to a Sublicensee having a market capitalization of less than [**] dollars ($[**]), Achillion shall first obtain Emory’s prior written approval, which approval shall not be unreasonably withheld or delayed. Each such Sublicense shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, and shall provide that any such Sublicensees shall not further sublicense except on terms consistent with this Agreement. Achillion shall include in any Sublicense agreement provisions requiring the Sublicensee to abide by the confidentiality obligations herein, indemnify Emory and maintain insurance to the same extent that Achillion is so required pursuant to Sections 4.1, 8.4.1 and 8.6 of this Agreement. Achillion shall provide Emory with a copy of any Sublicense granted pursuant to this Section 2.3 within thirty (30) days after the execution thereof. Such copy may be redacted to exclude confidential scientific information and other information required by a Sublicensee to be kept confidential, provided that all relevant financial terms and information shall be retained. Achillion shall remain responsible for the performance of its Sublicensees (including, without limitation, the payment of all fees and royalties due hereunder regardless of whether or not a Sublicensee pays Achillion such amounts), and shall ensure that any such Sublicensees comply with the relevant provisions of this Agreement. In the event of a material default by any Sublicensee under a Sublicense agreement, Achillion will inform Emory and take such action, after consultation with Emory, which in Achillion’s reasonable business judgment will address such default. Achillion shall not grant any rights which are inconsistent with the rights granted to and obligations of Achillion hereunder. Any act or omission of a Sublicensee which would be a breach of this Agreement if performed or made by Achillion shall be deemed to be a breach by such Sublicensee. In addition, if Achillion grants a Sublicense to any third party (other than an Affiliate) with which Achillion also enters into a distribution agreement relating to a Licensed Product, the economic terms of the Sublicense agreement and the distribution agreement must each reflect arm’s-length pricing and Emory shall have the right to withhold its approval of such Sublicense if such agreements do not reflect arm’s-length pricing.

2.4 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

2.5 No Implied License. The License shall not be construed to confer any rights upon Achillion by implication, estoppel, or otherwise as to any technology not specifically identified in this Agreement as Emory Subject Technology.

2.6 Government Rights. The license granted in Section 2.1 above is conditional upon and subject to the U.S. Government Licenses and other rights retained by the United States in inventions developed by nonprofit institutions with the support of federal funds. These rights are set forth in 35 USCA §201 et seq. and 37 CFR 401 et seq., which may be amended from time to time by the Congress of the United States or through administrative procedures.

ARTICLE 3

FEES AND ROYALTY

3.1 Initial License Payment. In partial consideration of the grant by Emory of the License set forth in Section 2.1, Achillion shall pay Emory a non-refundable, non-creditable, initial License fee of one hundred thousand dollars ($100,000), payable within thirty (30) days of the Effective Date.

3.2 Clinical Milestones. Achillion shall make the following clinical milestone payments on or prior to the date [**] after the achievement of the following milestones for a License Product developed by Achillion, its Affiliates or Sublicensees:

$[**]	Upon completion of the first phase II clinical study

$[**]	Upon the first NDA filing

$[**]	Upon first registration (written approval of the FDA required for the marketing and sale of a Licensed Product in any country)

Should a Licensed Product be abandoned by Achillion, its Affiliates or Sublicensees for any reason following achievement of one or more, but not all, of the clinical milestones above and should Achillion, its Affiliates or Sublicensees subsequently develop another Licensed Product, then the remaining unpaid clinical milestone payments achieved with respect to subsequent Licensed Product under this Section 3.2 shall be payable to Emory upon achievement of such clinical milestones with respect to such subsequent Licensed Product; provided that the clinical milestone payments above shall never be payable more than once, regardless of how many Licensed Products are developed.

Achillion shall be entitled to credit any amounts paid by Achillion under this Section 3.2 against all payments payable by Achillion under the first sentence of Section 3.7.

3.3 License Maintenance Payments. To ensure Achillion’s continued development and commercialization of Licensed Products, Achillion shall make license maintenance payments to Emory as provided in this Section 3.3 in the event that none of the clinical milestones described in Section 3.2 are achieved. Beginning with the second anniversary of Effective Date of the Agreement and continuing each year thereafter during the term of the Agreement, Achillion shall pay Emory a license maintenance payment in accordance with the schedule set forth below, unless and until a clinical milestone described in Section 3.2 has occurred prior to the applicable anniversary and, on or prior to the date [**] thereafter, Achillion has paid Emory the amount set forth above in Section 3.2 for such clinical milestone. Upon the satisfaction of the conditions set forth in the immediately preceding sentence, the license maintenance payment obligation under this Section 3.3 shall terminate.

Year	License Maintenance Payment
Year 3	$	[	**]
Year 4	$	[	**]
Year 5	$	[	**]
Year 6+	$	[	**]

For example, the payment in the table above for Year 3 shall (if payable as set forth above in this Section 3.3) be payable on or before the second anniversary of the Effective Date.

3.4 Royalty.

3.4.1	Royalty Rate. Achillion shall pay to Emory royalty on Net Sales of any Licensed Product Sold by Achillion or its Affiliates according to the following schedule:

Annual Net Sales of any Licensed Product in the Territory (US dollars)	Royalty Rate
On the portion of Net Sales less than $[**]	[	**]%
On the portion of Net Sales equal to or greater than $[**] and less than $[**]	[	**]%
On the portion of Net Sales equal to or greater than $[**]	[	**]%

3.4.2	Length of Payments. The royalty payable under this Section 3.4 and the payments payable under Section 3.7 shall be paid on a country-by-country basis on each Licensed Product during the Term.

3.4.3

Required Third Party Payments. In the event that Achillion’s outside patent counsel together with Emory’s outside patent counsel agree that the development, making, having made, use, marketing, importation, having imported, Selling, offering for Sale or having Sold of a Licensed Product in a country by Achillion, its Affiliates and/or Sublicensees is covered by claims of third party patent rights (including pending patent applications), then Achillion shall be entitled to deduct [**] percent ([**]%) of any license fees incurred by Achillion to obtain a license under such third party patent rights with respect to such Licensed Product in such country

(other than fees paid to Yale University or Vion Pharmaceuticals, Inc., which shall not be deductible) from the Calendar Quarterly royalty payments made by Achillion in respect of Net Sales of the Licensed Product in such country; provided that in no event shall a deduction under this Section 3.4.3 reduce any Calendar Quarterly royalty payment made by Achillion in respect of Net Sales of a Licensed Product in a country by more than [**] percent ([**]%). Any deduction that is not usable pursuant to the final clause of the immediately preceding sentence may be carried forward for use in a future period.

3.4.4

Combination Product Royalties. In the event a Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition), during the applicable royalty reporting period, by the fraction, A/(A+B), where A is the average sale price of the Licensed Product when sold separately in finished form and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Product and all other products(s)

included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the fair market value of the Licensed Product and D is the fair market value of all other pharmaceutical product(s) included in the Combination Product. In such event, Achillion shall in good faith make a determination of the respective fair market values of the Licensed Product and all other pharmaceutical products included in the Combination Product, and shall notify Emory of such determination and provide Emory with data to support such determination.

As used above, the term “Combination Product” means any pharmaceutical product which consists of a Licensed Product and other active compounds and/or active ingredients.

3.4.5	Royalties Payable Only Once. The obligation to pay royalties is imposed only once with respect to the same unit of a Licensed Product Except as specifically provided in this Agreement, it is understood and agreed that there shall be no deductions from the royalties payable under this Agreement.

3.4.6	Sales to Affiliates. Sales of Licensed Products between Achillion and its Affiliates, or among such Affiliates, shall not be subject to royalties under this Section 3.4, but in such cases the royalties shall be calculated on the Net Sales by such Affiliates to a third party purchaser.

3.4.7	Reports and Accounting.

3.4.7.1	Reports; Payments. Achillion shall deliver to Emory, within [**] after the end of each Calendar Quarter, a written report covering separately Achillion, its Affiliates and Sublicenses and setting forth for the preceding Calendar Quarter a reasonably detailed accounting of (a) Net Sales of Licensed Products that are subject to royalty payments due to Emory under this Section 3.4 for such Calendar Quarter and (b) amounts payable under Section 3.7 for such Calendar Quarter, for (i) all Sales of Licensed Products on a Licensed Product-by-Licensed Product and country-by-country basis; (ii) the calculation of all payments due hereunder from such Sales; (iii) the exchange rate, if applicable, used in determining the U.S. dollar amounts payable hereunder. When Achillion delivers such reports to Emory, Achillion shall also deliver all payments due under this Section 3.4 and under Section 3.7 to Emory for the Calendar Quarter. With respect to Sales of products invoiced in U.S. dollars, the Sales and payments due hereunder shall be expressed in U.S. dollars. With respect to Sales of products invoiced in a currency other than U.S. dollars, Sales amounts shall first be expressed in their foreign currency and then converted to their U.S. dollar equivalent, calculated using the applicable conversion rates for buying United States dollars published by The Wall Street Journal on the last business day of the Calendar Quarter to which the royalty report relates.

3.4.7.2

Audits by Emory. During the Term of this Agreement and for a period of three (3) years thereafter, Achillion shall keep, and shall require its Affiliates and Sublicensees to keep, complete and accurate records of all Sales in accordance with generally accepted accounting principles and in sufficient detail to enable royalty and other payments required hereunder to be readily and accurately determined. For the sole purpose of verifying payments due to Emory, Emory shall have the right annually at Emory’s expense to retain an independent certified public accountant selected by Emory and reasonably acceptable to Achillion, to review such records in the location(s) where such records are maintained by Achillion, its Affiliates or its Sublicensees upon reasonable notice and during regular business hours and under obligations of confidence. Results of such review shall be made available to both Emory and Achillion. If the review reflects an underpayment of royalties to Emory, such underpayment shall be immediately remitted to Emory, together with interest calculated in the manner provided in Section 3.5 below. If the underpayment is equal to or greater than seven percent (7%) of the total amount owed to Emory for the calendar year being reviewed, Achillion shall reimburse Emory for [**] of the independent public account performing the audit. Each

Sublicense agreement shall include an audit right by Emory of the same scope as provided above.

3.5 Currency and Method of Payments; Late Payments. All payments under this Agreement shall be made in U.S. dollars by transfer to such bank account as Emory may designate from time to time as follows: (i) for all payments due under Sections 3.4 and 3.7, on the date the corresponding report is due in accordance with Section 3.4.7.1; and (ii) for all other amounts due hereunder, within [**] after the due date specified herein or, in the case of expenses invoiced in accordance with Section 6.2, the date Achillion receives Emory’s invoice. In the event Emory fails to designate a bank account, Achillion may remit payment to Emory to the address applicable for the receipt of notices hereunder. Any payments due under Sections 3.4 and 3.7 with respect to Sales outside of the United States shall be payable in their U.S. dollar equivalents, calculated using the applicable conversion rates for buying U.S. dollars as published by The Wall Street Journal for the last business day of the Calendar Quarter for which the payments are payable. Achillion shall pay interest to Emory on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to two percent (2%) above the prime rate in effect as published in The Wall Street Journal on the date the payment is due, or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent. The payment of such interest shall not foreclose Emory from exercising any other rights it may have because any payment is overdue.

3.6 Tax Withholding. The Parties shall use all reasonable and legal efforts to reduce tax withholding on payments made to Emory. Notwithstanding such efforts, if Achillion concludes that tax withholdings under the laws of any country are required with respect to payments to Emory, Achillion shall pay to Emory such additional amounts as may be necessary so that Emory will receive, after deduction for such withholding taxes, the amount that Emory would have received in the absence of such withholding taxes. The Parties agree to cooperate in good faith to provide one another with such documents and certifications as are reasonably necessary to enable Achillion to minimize any withholding tax obligations.

3.7 Sublicense Fees. In the event Achillion enters into a Sublicense with one or more Sublicensees that are not Affiliates of Achillion, Achillion shall pay to Emory [**] percent ([**]%) of the gross amounts received by Achillion in consideration for such Sublicense including any non-cash payments or equity issued to Achillion by the Sublicensee, but not including royalties on Sales by the Sublicensee, bona fide payments for research and development from the Sublicensee, or amounts received for securities of Achillion sold to the Sublicensee at fair market value, in connection with the Sublicense. The amounts payable by Achillion to Emory under the immediately preceding sentence shall be reduced by the amounts, if any, that Achillion is entitled to credit against such payments pursuant to Section 3.2. In addition, Achillion shall pay directly to Emory [**] percent ([**]%) of any royalty payments made to Achillion by such Sublicensees on Sales of Licensed Products, but not less than [**] percent ([**]%) of such Sublicensee’s Net Sales for such Licensed Product.

ARTICLE 4

CONFIDENTIALITY

4.1 Non-Disclosure by Achillion. Achillion shall maintain in confidence and not disclose to any third party, other than its development partners, investors and lenders, and potential partners, investors and lenders, any Confidential Information of Emory. Achillion shall ensure that its employees, development partners, investors and lenders, potential partners, investors and lenders have access to Confidential Information only on a need-to-know basis and are obligated in writing to abide by Achillion’s obligations under this Agreement. The foregoing obligation shall not apply to:

4.1.1	information that is known to Achillion or independently developed by Achillion prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to Emory upon receipt of the Confidential Information;

4.1.2	information disclosed to Achillion by a third party that has a right to make such disclosure;

4.1.3	information that becomes patented, published or otherwise part of the public domain other than as a result of the breach by Achillion of its obligations under this Agreement; or

4.1.4	information that is required to be disclosed by order of United States governmental authority or a court of competent jurisdiction; provided that Achillion shall use best efforts to obtain confidential treatment of such information by the agency or court.

4.2 Limited Non-Disclosure by Emory. Emory shall not be obligated to accept any Confidential Information from Achillion except for the reports required in Section 3.4.7.1. Emory shall use reasonable efforts not to disclose those reports to any third party other than Emory’s outside advisors (subject to exceptions similar to those applicable to Achillion under Section 4.1). Emory bears no institutional responsibility for maintaining the confidentiality of any other information of Achillion.

4.3 Survival. The covenants of confidentiality set forth in this Agreement will apply from the Effective Date and continue as follows: (a) with respect to trade secrets, so long as such trade secrets retain their status as “trade secrets” under applicable law, and (b) with respect to other Confidential Information, for the period equal to five (5) years after termination of this Agreement.

4.4 Breach. If either Party should breach or threaten to breach this Article 4, the non-breaching Party, in addition to any other remedies it may have at law or in equity, shall be entitled to a restraining order, injunction, or other similar remedy in order to specifically enforce the terms of this Article 4. Each Party specifically acknowledges that money damages alone may be an inadequate remedy for the injuries and damages suffered and incurred by the non-breaching Party as a result of a breach of this Article 4.

ARTICLE 5

TERM AND TERMINATION

5.1 Term. This Agreement, unless sooner terminated as provided in this Agreement, commences on the Effective date and shall continue in full force and effect on a Licensed Product-by-Licensed Product basis until the expiration of the last to expire Valid Claim expires on a country-by-country basis (the “Term”).

5.2 Termination for Material Breach. Upon any material breach of this Agreement by either Party (in such capacity, the “Breaching Party”), the other Party (in such capacity, the “Non-Breaching Party”) may terminate this Agreement by providing sixty (60) days’ written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the sixty (60) day period unless (a) the Breaching Party cures such breach during such sixty (60) day period, or (b) if such breach is not susceptible to cure within sixty (60) days of the receipt of written notice of the breach, the Breaching Party is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may be terminated immediately) and effects such cure within an additional [**] days after the end of such sixty (60) day period. Achillion’s obligations to make all payments due hereunder and to submit royalty reports to Emory in accordance with Section 3.4.7.1 shall be deemed material obligations.

5.3 Termination by Emory. Emory may terminate this Agreement by giving Achillion written notice thereof if any of the following events occur: (a) Achillion files a petition in bankruptcy or if an involuntary petition shall be filed against Achillion and such petition shall not be dismissed within sixty (60) days; (b) Achillion becomes insolvent or admits its inability to pay its debts generally when due; (c) Achillion and its assigns quit the business of developing, making, having made, using, marketing, importing, having imported, Selling, offering for Sale and having Sold all Licensed Products; or (d) Achillion and its assigns cease using commercially reasonable efforts to commercialize Licensed Products (it being understood that the activities of Affiliates and Sublicensees of Achillion and its assigns shall be considered in determining whether such commercially reasonable efforts have been exercised).

5.4 Termination by Achillion. Achillion may terminate this Agreement without cause upon sixty (60) days prior written notice to Emory.

5.5 Effect of Termination. In the event of a termination hereof by Emory under Section 5.2 or Section 5.3 or by Achillion under Section 5.4, all duties of Emory and all rights (but not duties) of Achillion and any Affiliate and/or Sublicensee under this Agreement shall immediately terminate without the necessity of any action being taken either by Emory or by Achillion or any Affiliate or Sublicensee. Upon and after any such termination of this Agreement, Achillion and any Affiliate and/or Sublicensee shall refrain from further manufacture, sale, marketing, importation and/or distribution of any product(s) containing (b-L-FD4C, the development, manufacture, sale, offer for sale, marketing, importation and/or distribution of such product would infringe a Valid Claim within Emory Subject Technology, except as otherwise provided in this Article 5. Notwithstanding the foregoing, upon termination of this Agreement, Achillion and its Affiliates and Sublicensees may continue to Sell Licensed Products in the ordinary course of business for a period of three (3) months, provided that (a) all monetary obligations of Achillion to Emory have been satisfied; and (b) reports are made, and royalty payments are made, on such Sales to Emory in the amounts and in the manner provided in this Agreement. Any termination of this Agreement shall not prejudice Emory’s rights to receive royalty payments or other sums due hereunder.

5.6 Return of Confidential Information. Upon termination of this Agreement, Achillion and any Affiliate and/or Sublicensee shall return to Emory, or at Emory’s direction destroy, all Emory’s Confidential Information, as well as all data, writings and other documents and tangible materials supplied to Achillion by Emory.

5.7 Survival. Achillion’s obligation to pay all monies owed accruing under this Agreement shall survive termination of this Agreement. In addition, the provisions of Article 4 - Confidentiality, Article 5 - Term and Termination, Article 8 - Disclaimer of Warranties; Indemnification, Article 9 - Use of Emory’s Name and Article 10 - Additional Provisions shall survive such termination.

ARTICLE 6

PATENT MAINTENANCE AND REIMBURSEMENT

6.1 Patents. Emory shall own all Emory Subject Technology and shall prepare, prosecute, file, maintain, and extend the patent rights related to the Emory Subject Technology, and shall keep Achillion informed concerning the prosecution and maintenance of the Emory Subject Technology. If Emory declines to file and prosecute any patent application or maintain any patent under Emory Subject Technology, it shall give Achillion reasonable notice to this effect, but in any event prior to any loss of rights, and thereafter Achillion may, upon written notice to Emory, file and prosecute such patent applications and maintain such patents under Emory Subject Technology in Emory’s name. Achillion will be responsible for the payment of all charges and fees incurred by Achillion in connection therewith. Emory will consult with Achillion regarding national phase countries selection and prosecution decisions shall be determined by mutual agreement.

6.2 Patent Costs. Achillion shall reimburse Emory for [**] patent prosecution and maintenance expenses have not been previously paid by any other Emory licensee. Emory will periodically invoice Achillion for such expenses and Achillion shall pay each invoice in accordance with Section 3.5 hereof. Emory’s outside attorney will determine the split, on a Licensed Patent-by-Licensed Patent basis, of ongoing patent prosecution and maintenance expenses between Achillion and any other Emory licensee.

ARTICLE 7

INFRINGEMENT AND LITIGATION

7.1 Notification of Infringement. Emory and Achillion are responsible for notifying each other promptly of any infringement or suspected infringement of the Licensed Patents and/or Emory Subject Technology that may come to their attention, or of any misuse, misappropriation, theft or breach of confidence of other proprietary rights in the Licensed Patents or Emory Subject Technology. Emory and Achillion shall consult one another in a timely manner concerning any appropriate response to the infringement.

7.2 Third Party Infringement. Each Party agrees to take reasonable actions to protect the Emory Subject Technology and Licensed Patents (to the extent that they cover Emory Subject Technology) from patent infringement by an unauthorized third party. Emory shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with, respect to such infringement, through counsel of its own choice, and Achillion shall have the right, at its own expense, to be represented in such action by counsel of its own choice. Achillion shall have the right to institute an infringement suit with respect to a Licensed Patent that Emory decides not to institute upon reasonable written notice to this effect to Emory. In the event that either Patty institutes a third party patent infringement action and a recovery is obtained, by settlement or otherwise, such recovery shall be applied as follows:

(a) If the Parties institute the third party patent infringement action jointly, after the deduction of all reasonable expenses and attorneys’ fees, any recovery or settlement received shall be paid to Achillion, and Achillion shall pay to Emory an amount representing the royalty which would have been paid by Achillion on such amount had such amount been accrued by Achillion as Net Sales. The Parties shall agree upon the manner in which they shall exercise control over such action;

(b) If Achillion does not elect to pursue such infringement action, Emory may institute the action, and, at its option, name Achillion as a plaintiff. Emory shall bear the entire cost of such action, including defending any counterclaims brought against Achillion and paying any judgments rendered against Achillion, and shall be entitled to retain the entire amount of any recovery or settlement; and

(c) If Emory does not elect to pursue such infringement action, Achillion may institute the action, and, at its option, name Emory as a plaintiff. Achillion shall bear the entire cost of such action, including defending any counterclaims brought against Emory and paying any judgments rendered against Emory, and shall be entitled to retain the entire amount of any recovery or settlement.

7.3 Cooperation. In any action to enforce any of the Emory Subject Technology, either Party, at the request and expense of the other Party, shall reasonably cooperate. This provision shall not be construed to require either Party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

ARTICLE 8

REPRESENTATIONS; WARRANTIES; INDEMNIFICATION

8.1 Representations of Authority. Achillion and Emory each represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement. Emory represents and warrants to Achillion that it has the right to grant to Achillion the License, and that, as of the Effective Date, Emory is the exclusive owner of all right, title and interest in the Emory Subject Technology and that it has not granted any rights in the Emory Subject Technology which are inconsistent with the grant of rights in this Agreement.

8.2 Intellectual Property. To the best of Emory’s knowledge, except as disclosed in writing by Emory to Achillion, as of the Effective Date, the Emory Subject Technology does not infringe or conflict with the patent or trade secret rights of any third party. As of the Effective Date and to the best of Emory’s knowledge, there is no claim or demand of any person pertaining to, or any proceeding which is pending or threatened, against Emory in respect of Emory Subject Technology. Nothing in this Agreement shall, however, be construed as (a) a warranty or representation by Emory as to the commercial or technical viability of any Licensed Products; (b) a warranty or representation that Achillion’s practice of the inventions claimed in the Emory Subject Technology is or will be free from any infringement of patents or copyrights of third parties; or (c) granting by implication, estoppel, or otherwise any rights other than those expressly set forth in this Agreement.

8.3 Representations by Achillion. Achillion represents and warrants that Achillion, its Affiliates and Sublicensees shall use commercially reasonable efforts to develop and market Licensed Products and shall further exert commercially reasonable efforts to increase and extend the commercialization of Licensed Products in the United States and such other countries as Achillion, its Affiliates and Sublicensees deems of economic interest. Achillion represents and warrants that it possess the necessary expertise and skill in the technical areas pertaining to the Emory Subject Technology to make Licensed Products and has made its own evaluation of the capabilities, safety, utility and commercial applications of the Emory Subject Technology.

8.4 Product Liability Indemnification.

8.4.1

Achillion. Achillion shall be responsible for all product liability and product warranty for all Licensed Products manufactured for or by Achillion under this Agreement. Achillion further agrees to defend Emory and its Affiliates at its cost and expense, and will indemnify and hold Emory and its Affiliates and their respective directors, officers, employees and agents (the “Emory Indemnified Parties”) harmless from and against any clams, demands, liabilities, losses, costs, damages, fees or expenses (including attorneys’ fees) arising out of any claim relating to (i) any breach by Achillion of any of its representations, warranties or obligations pursuant to this Agreement; (ii) personal injury (including death) or property damage from the development, manufacture, use, Sale or other disposition of any product (including, without limitation, Licensed Products) or service offered by Achillion, its Affiliates and/or Sublicensees; (iii) an actual or alleged infringement, misappropriation or violation by any Licensed Products of any third party intellectual property or other proprietary right arising from development, manufacture, use, Sale or other disposition of any product (including, without limitation, Licensed Products) or service offered by Achillion, its Affiliates and/or Sublicensees. In the event of any such claim against the Emory Indemnified Parties by any third party, Emory shall promptly notify Achillion in writing of the claim and Achillion shall manage and control, at its sole expense, the defense of the claim and its settlement. The Emory Indemnification Parties shall cooperate with Achillion and may, at their option and expense, be represented in any such action or proceeding. Achillion shall not be liable for any litigation costs or expenses incurred by the Emory Indemnified Parties without Achillion’s prior written authorization. In addition, Achillion shall not be responsible for the indemnification of any Emory Indemnified party to the extent arising from any gross negligence or intentional acts by such Emory Indemnified Party, or as the result of any settlement or compromise by the Emory Indemnified Parties without Achillion’s prior written consent.

8.4.2

Emory. Emory agrees to defend Achillion and its Affiliates at its cost, and will indemnify and hold Achillion and its Affiliates and its respective directors, officers, employees and agents (the “Achillion Indemnified Parties”) harmless from and against any claims, demands, liabilities, losses, costs, damages, fees or expenses (including attorneys fees) arising out of any claim relating to any breach by Emory of any of its representations, warranties or obligations pursuant to this Agreement. In the event of any claim against the Achillion Indemnified Parties by any third party, Achillion shall promptly notify Emory in writing of the claim and Emory shall manage and control, at its sole expense, the defense of the claim and its settlement. The Achillion Indemnified Parties shall cooperate with Emory and may, at their option and expense, be represented in any such action or proceeding. Emory shall not be liable for any litigation costs or expenses incurred by the Achillion Indemnified Parties without Emory’s prior written authorization. In addition, Emory shall not be responsible for the indemnification of any Achillion Indemnified Party to the extent arising from any gross negligence or intentional acts by such Achillion Indemnified Party, or as the result of any settlement or compromise by the Achillion Indemnified Parties without Emory’s prior written consent.

8.5 No liability. Emory shall not be liable to Achillion, its Affiliates or its Sublicensees or their respective customers for any special, incidental, indirect, or consequential damages resulting from the manufacture, testing, design, labeling, use or Sale of Licensed Products.

8.6 Insurance.

8.6.1	Achillion and any Affiliate shall procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability, in a minimum amount of five million dollars ($5,000,000) combined single limit per occurrence and in the aggregate as respects personal injury, bodily injury and property damage arising out of such Party’s performance of this Agreement.

8.6.2	Achillion and any Affiliate shall, upon commencement of clinical trials involving Licensed Products, procure and maintain a policy or policies of product liability insurance in a minimum amount of five million dollars ($5,000,000) combined single limit per occurrence and in the aggregate as respects bodily injury and property damage arising out of such Party’s performance of this Agreement.

8.6.3	The policy or policies of insurance described in this Section 8.6 shall be issued by an insurance carrier with an A.M. Best rating of “A” or better and shall name Emory as an additional insured with respect to Achillion’s and its Affiliates’ performance of this Agreement. Achillion and any Affiliate shall provide Emory with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof. Such certificates shall provide that the insurance carrier(s) notify Emory in writing at least thirty (30) days prior to cancellation or material change in coverage.

8.6.4	Emory may periodically review the adequacy of the minimum limits of liability insurance specified in this Section 8.6, and Emory reserves the right to require Achillion and any Affiliate to adjust the liability insurance coverages. The specified minimum insurance amounts do not constitute a limitation on the obligation of Achillion and any Affiliate to indemnify Emory under this Agreement.

8.6.5	A Sublicensee may self-insure all or part of the limits described above pursuant to an established program of self-insurance, provided that before the Sublicensee may enter into a program of self-insurance, it must receive a certificate from an Independent Insurance Consultant to the effect that an actuarially sound claims reserve fund has been created by the Sublicensee for such self-insurance program and is funded annually with the actuarially required deposit (as determined by an Independent Insurance Consultant) deposited in a separate trust fund by an independent corporate trustee (which trust fund may have separate accounts).

8.7 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO CAPABILITIES, SAFETY, UTILITY, DEVELOPMENT OR COMMERCIAL APPLICATION OF THE LICENSED PATENTS OR EMORY SUBJECT TECHNOLOGY OR THAT THE LICENSED PRODUCTS WILL BE SUCCESSFULLY DEVELOPED HEREUNDER, AND IF DEVELOPED, WILL HAVE COMMERCIAL UTILITY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 9

USE OF EMORY’S NAME

9.1 Except as may be required by law or as may be required to be disclosed in Achillion’s filings with the United States Securities and Exchange Commission or FDA, Achillion and its Affiliates, employees, and agents shall not use, and Achillion shall not permit its Affiliates or Sublicensees to use, Emory’s name, the name of any of its inventors, or any adaptation thereof, or any Emory seal, logotype, trademark, or service mark, or the name, mark, or logotype of any Emory representative or organization in any way without the prior written consent of Emory in it sole discretion.

ARTICLE 10

ADDITIONAL PROVISIONS

10.1 No Agency. Nothing in this Agreement shall be deemed to establish a relationship of principal and agent between Emory and Achillion or its Affiliates or Sublicensees, nor any of their agents or employees for any purpose whatsoever, nor shall this Agreement be construed as creating any other form of legal association or arrangement which would impose liability upon one Party for the act or failure to act of the other Party.

10.2 No Assignment. This Agreement shall be binding upon and shall inure to the benefit of Achillion and its assigns and successors in interest, and shall be binding upon and shall inure to the benefit of Emory and the successor to all or substantially all of its assets or business to which this Agreement relates. Achillion may assign its rights and obligations in this Agreement to an Affiliate or in connection with the transfer of all, or substantially all of the business interests of Achillion to which this Agreement relates, provided that the assignee of Achillion’s rights agrees to abide by and fulfill the terms and conditions of this Agreement as if the assignee were the original Party to this Agreement. Emory’s written consent, which shall not be unreasonably withheld or delayed, shall be required prior to any other assignment of Achillion’s rights or obligations hereunder. Emory hereby consents to Achillion assigning this Agreement to any pharmaceutical company having a market capitalization greater than [**] U.S. dollars ($[**]).

10.3 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

10.4 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person or sent overnight delivery by Federal Express or by certified or registered mail, return receipt requested, or telexed in the case of non-U.S. residents, and shall be deemed to have been given when hand delivered, one (l) day after mailing when mailed by overnight courier (e.g. Federal Express or Express Mail) or five (5) days after mailing by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to Emory:

Emory University

Office of Technology Transfer

2009 Ridgewood Drive

Atlanta, Georgia 30322

Attention: Director, Office of Technology Transfer

If to Achillion:

Kevin Eastwood

Senior Director Business Development

Achillion Pharmaceuticals, Inc.

300 George Street

New Haven, Connecticut 06511

With a required copy to:

David E. Redlick, Esq.

Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

or to such other names or addresses as Achillion or Emory, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 10.4.

10.5 Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of New York, without giving effect to conflict of law provisions of any jurisdiction.

10.6 Compliance with Laws. Achillion, its Affiliates and Sublicensees shall comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement. Without limiting the foregoing, it is understood that this Agreement may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the Parties’ obligations are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Achillion, its Affiliates and/or Sublicensees that Achillion shall not export data or commodities to certain foreign countries without prior approval of such agency. Emory neither represents that a license is not required nor that, if required, it will issue.

10.7 Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and assigns, except that any assignment by Achillion must comply with Section 10.2 to be effective.

10.8 Counterparts, Headings and Exhibits. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement. All attachments hereto are hereby incorporated in this Agreement and made a part hereof.

10.9 Integration and Amendment. This Agreement embodies the entire agreement and understanding among the Parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each Party.

10.10 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

10.11 Force Majeure. No failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including, but not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.

EMORY UNIVERSITY		ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Mary L. Severson	By:	/s/ Kevin Eastwood
Name:	Mary L. Severson, J.D.	Name:	Kevin Eastwood
Title:	Asst. Vice President and Director, Office of Technology Transfer	Title:	Senior Director Business Development

Date:	July 19, 2002	Date:	July 19, 2002

ATTACHMENT

List of Patents and Patent Applications

DOCKET NO. (K&S/Emory)	COUNTRY	FILING DATE	SERIAL NUMBER	PATENT NUMBER	ISSUE DATE	STATUS
EMU 133 / 95020	US	1/27/95	09/379,276	5,703,058	12/30/97	Patented

[**]	[**]	[**]	[**]			Pending

EMU 133PCT / 95020 PCT	PCT	1/29/96	PCT/US96/00965	WO96/22778	8/1/96	Natl. Phase

[**]	[**]	[**]	[**]			Pending

[**]	[**]	[**]	[**]			Pending

[**]	[**]	[**]	[**]	[**]	[**]	Pending

[**]	[**]	[**]	[**]			Pending

[**]	[**]	[**]	[**]			Pending